                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           -------------------------

                                  Form 8-K/A

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                              September 19, 2000
                               (Date of Report)

                         TARGETED GENETICS CORPORATION
--------------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

         Washington                     0-23930                  91-1549568
(State or Other Jurisdiction     (Commission File No.)         (IRS Employer
      of Incorporation)                                     Identification No.)

                 1100 Olive Way, Suite 100, Seattle, WA  98101
         (Address of Principal Executive Offices, including Zip Code)

                                (206) 623-7612
             (Registrant's Telephone Number, Including Area Code)

                                     None
         (Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets.

     This Amendment No. 1 to Targeted Genetics Corporation's Current Report on Form 8-K filed October 2, 2000 relates to Targeted Genetics' acquisition of Genovo, Inc. pursuant to an Agreement and Plan of Merger, dated August 8, 2000, by and among Targeted Genetics, TGC Acquisition Corporation, Genovo, and Biogen, Inc. The purpose of this amendment is to provide the financial statements of Genovo required by Item 7(a) of Form 8-K and the pro forma financial statements required by Item 7(b) of Form 8-K, which financial statements were excluded from the original filing in reliance upon Items 7(a)(4) and 7(b)(2) of Form 8-K.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired

                                 GENOVO, INC.
                         (A Development Stage Company)

                             Financial Statements

                            June 30, 2000 and 1999


                  (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Stockholders and Board of Directors
Genovo, Inc.:


We have audited the accompanying balance sheets of Genovo, Inc. (A Development Stage Company) as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from September 12, 1992 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genovo, Inc. (A Development Stage Company) as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period from September 12, 1992 (inception) to June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                                                     KPMG LLP




Princeton, New Jersey

August 4, 2000, except as to the
first paragraph of note 12 which
is as of September 19, 2000, the
second paragraph of note 12 which
is as of September 17, 2000 and
the third paragraph of note 12
which is as of October 30, 2000

                                  GENOVO, INC.
                          (A Development Stage Company)

                                 Balance Sheets

                             June 30, 2000 and 1999

                                      Assets                                   2000                 1999
                                                                         -----------------    -----------------
Cash                                                                     $      1,333,198            1,900,628
Prepaid expenses and other current assets                                          84,539               42,135
                                                                         -----------------    -----------------
          Total current assets                                                  1,417,737            1,942,763
Security deposit                                                                  300,000              300,000
Loan receivable - related party                                                         -               50,000
Fixed assets, net                                                                 788,471              404,552
                                                                         -----------------    -----------------
          Total assets                                                   $      2,506,208            2,697,315
                                                                         =================    =================
                       Liabilities and Stockholders' Equity
Capital lease obligation - current                                       $         20,122               46,404
Demand notes and loan payable - related party                                     650,000              600,000
Accounts payable                                                                  473,748              357,578
Accrued liabilities                                                               944,533              621,961
                                                                         -----------------    -----------------
       Total current liabilities                                                2,088,403            1,625,943
                                                                         -----------------    -----------------
Capital lease obligation, less current portion                                          -               20,126
Loan payable - related party                                                            -              250,000
                                                                         -----------------    -----------------
       Total long-term liabilities                                                      -              270,126
                                                                         -----------------    -----------------
Commitments
Stockholders' equity:
    Series A Convertible Preferred stock, par $.001, 2,000,000 shares authorized; 408,254 and 380,000 outstanding
       at June 30, 2000 and 1999, respectively                                        408                  380
    Series E Convertible Preferred stock, par $.001, 300,000
       shares authorized; 175,000 outstanding at June 30, 2000
       and 1999                                                                       175                  175
    Series F Convertible Preferred stock, par $.001, 519,861 shares authorized; 122,750 and none outstanding at June 30,
       2000 and 1999, respectively                                                    123                    -
    Class A Common stock, par $.001, 5,770,989 shares authorized;
       229,010 issued and outstanding at June 30, 2000 and 1999                       229                  229
    Class B Common stock, par $.001, 1,000,000 shares authorized;
       93,000 issued and outstanding at June 30, 2000 and 1999                         93                   93
    Class C Common stock, par $.001, 1,000,000 shares authorized;
       297,990 issued and outstanding at June 30, 2000 and 1999                       298                  298
    Class D Common stock, par $.001, 229,011 shares authorized;
       none issued and outstanding at June 30, 2000 and 1999                            -                    -
    Additional paid-in capital                                                 19,394,512            8,305,143
    Deferred compensation                                                      (3,323,359)            (462,265)
    Deficit accumulated during the development stage                          (15,654,674)          (7,042,807)
                                                                         -----------------    -----------------
       Total stockholders' equity                                                 417,805              801,246
                                                                         -----------------    -----------------
       Total liabilities and stockholders' equity                        $      2,506,208            2,697,315
                                                                         =================    =================


See accompanying notes to financial statements.

                                  GENOVO, INC.
                         ( A Development Stage Company)

                            Statements of Operations

                     Years ended June 30, 2000 and 1999 and
           period from September 12, 1992 (inception) to June 30, 2000

                                                                                                       Period from
                                                                                                      September 12,
                                                                                                          1992
                                                                                                     (inception) to
                                                              2000                  1999              June 30, 2000
                                                        ------------------    -----------------    --------------------

Research revenue - related party                        $       7,717,684            6,786,244              31,584,349
                                                        ------------------    -----------------    --------------------
Operating expenses incurred during the
    development stage:
       Research and development                                12,986,451            6,851,625              35,052,131
       General and administrative                               3,738,084            2,300,154              11,688,181
       Impairment loss on property                                      -                    -               1,259,632
                                                        ------------------    -----------------    --------------------
          Total operating expenses                             16,724,535            9,151,779              47,999,944
                                                        ------------------    -----------------    --------------------
Interest income                                                   194,289               64,212                 560,226
Other income                                                      200,695                    -                 200,695
                                                        ------------------    -----------------    --------------------
          Net loss                                      $      (8,611,867)          (2,301,323)            (15,654,674)
                                                        ==================    =================    ====================


See accompanying notes to financial statements.

                                  GENOVO, INC.
                          (A Development Stage Company)

                 Statements of Stockholders' Equity (Deficit)

        Period from September 12, 1992 (inception) to June 30, 1993 and years ended June 30, 1994, 1995, 1996, 1997, 1998, 1999 and 2000

                                                  Series A Convertible     Series E Convertible     Series F Convertible
                                                    Preferred Stock          Preferred Stock          Preferred Stock
                                                  --------------------     --------------------     --------------------
                                                   Number                   Number                   Number
                                                  of shares     Amount     of shares     Amount     of shares     Amount
                                                  ---------     ------     ---------     ------     ---------     ------

September 12, 1992 (inception)                           -       $   -             -      $   -             -      $   -
     Loan receivable for founder stock                   -           -             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1993                                   -           -             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1994                                   -           -             -          -             -          -
     Proceeds from loan receivable                       -           -             -          -             -          -
     Overpayment of stock loan payable                   -           -             -          -             -          -
     Cancellation of stock                               -           -             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1995                                   -           -             -          -             -          -
     Issuance of Class B stock in exchange
        for technology and licensing
        agreement                                        -           -             -          -             -          -
     Issuance of Series A Convertible
        Preferred Stock                            380,000         380             -          -             -          -
     Class C and D common stock split and
        exchange (552 to 1)                              -           -             -          -             -          -
     Payment of stock loan payable                       -           -             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1996                             380,000         380             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1997                             380,000         380             -          -             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1998                             380,000         380             -          -             -          -
     Deferred compensation resulting from
        grant of stock options                           -           -             -          -             -          -
     Amortization of deferred compensation               -           -             -          -             -          -
     Issuance of Series E Convertible
        Preferred Stock                                  -           -       175,000        175             -          -
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 1999                             380,000         380       175,000        175             -          -
     Deferred compensation resulting from
        grant of stock options                           -           -             -          -             -          -
     Issuance of Series A Convertible
        Preferred Stock in exchange for
        certain technology rights                   28,254          28             -          -             -          -
     Amortization of deferred compensation               -           -             -          -             -          -
     Issuance of Series F Convertible
        Preferred Stock                                  -           -             -          -       122,750        123
     Net loss                                            -           -             -          -             -          -
                                                  ---------     ------     ---------     ------     ---------     ------
Balance, June 30, 2000                             408,254       $ 408       175,000      $ 175       122,750        123
                                                  =========     ======     =========     ======     =========     ======




                                                                                                             Deficit
                                                Common Stock                                    Loan       accumulated
                                             ------------------   Additional                 receivable    during the
                                              Number                paid-in      Deferred       from       development
                                             of shares   Amount     capital    compensation  stockholder      stage        Total
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
September 12, 1992 (inception)                       -    $   -            -             -           -               -           -
     Loan receivable for founder stock             955        1        9,999             -     (10,000)              -           -
     Net loss                                        -        -            -             -           -        (129,765)   (129,765)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1993                             955        1        9,999             -     (10,000)       (129,765)   (129,765)
     Net loss                                        -        -            -             -           -        (193,372)   (193,372)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1994                             955        1        9,999             -     (10,000)       (323,137)   (323,137)
     Proceeds from loan receivable                   -        -            -             -      10,000               -      10,000
     Overpayment of stock loan payable               -        -            -             -      (4,160)              -      (4,160)
     Cancellation of stock                           -        -         (450)            -           -               -        (450)
     Net loss                                        -        -            -             -           -        (863,567)   (863,567)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1995                             955        1        9,549             -      (4,160)     (1,186,704) (1,181,314)
     Issuance of Class B stock in exchange
        for technology and licensing
        agreement                               93,000       93      278,907             -           -               -     279,000
     Issuance of Series A Convertible                                                                                           -
        Preferred Stock                              -        -    4,510,763             -           -               -   4,511,143
     Class C and D common stock split and
        exchange (552 to 1)                    526,045      526         (526)            -           -               -           -
     Payment of stock loan payable                   -        -            -             -       4,160               -       4,160
     Net loss                                        -        -            -             -           -      (2,120,138) (2,120,138)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1996                         620,000      620    4,798,693             -           -      (3,306,842)  1,492,851
     Net loss                                        -        -            -             -           -      (1,260,750) (1,260,750)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1997                         620,000      620    4,798,693             -           -      (4,567,592)    232,101
     Net loss                                        -        -            -             -           -        (173,892)   (173,892)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1998                         620,000      620    4,798,693             -           -      (4,741,484)     58,209
     Deferred compensation resulting from
        grant of stock options                       -        -      506,625      (506,625)          -               -           -
     Amortization of deferred compensation           -        -            -        44,360           -               -      44,360
     Issuance of Series E Convertible                                                                                            -
        Preferred Stock                              -        -    2,999,825             -           -               -   3,000,000
     Net loss                                        -        -            -             -           -      (2,301,323) (2,301,323)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 1999                         620,000      620    8,305,143      (462,265)          -      (7,042,807)    801,246
     Deferred compensation resulting from
        grant of stock options                       -        -    6,614,455    (6,614,455)          -               -           -
     Issuance of Series A Convertible                                                                                            -
        Preferred Stock in exchange for
        certain technology rights                    -        -    1,075,037             -           -               -   1,075,065
     Amortization of deferred compensation           -        -            -     3,753,361           -               -   3,753,361
     Issuance of Series F Convertible
        Preferred Stock                              -        -    3,399,877             -           -               -   3,400,000
     Net loss                                        -        -            -             -           -      (8,611,867) (8,611,867)
                                             ---------   ------   ----------   ------------  -----------   -----------  ----------
Balance, June 30, 2000                         620,000    $ 620   19,394,512    (3,323,359)          -     (15,654,674)    417,805
                                             =========   ======   ==========   ============  ===========   ===========  ==========


See accompanying notes to financial statements.

                                 GENOVO, INC.
                         ( A Development Stage Company)

                            Statements of Cash Flows

                     Years ended June 30, 2000 and 1999 and
           period from September 12, 1992 (inception) to June 30, 2000

                                                                                                                  Period from
                                                                                                                 September 12,
                                                                                                                     1992
                                                                                                                (inception) to
                                                                          2000                 1999              June 30, 2000
                                                                     ----------------    -----------------    --------------------
Net cash flows from operating activities:
     Net loss                                                        $    (8,611,867)          (2,301,323)            (15,654,674)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
          Non-cash compensation expense                                    3,753,361               44,360               3,797,721
          Depreciation and amortization                                      267,220              218,970                 703,467
          Impairment loss of property                                              -                    -               1,259,632
          Issuance of stock for technology license and rights              1,075,065                    -               1,354,065
          Forgiveness of demand notes and loan payable -
             related party                                                  (200,000)                   -                (200,000)
          (Increase) decrease in prepaid expenses and other
             current assets                                                  (42,404)              78,044                 (84,539)
          Increase in security deposit                                             -                    -                (300,000)
          Decrease in loan receivable - related party                         50,000                    -                       -
          Increase in accounts payable and accrued liabilities               438,742              158,328               1,418,281
                                                                     ----------------    -----------------    --------------------
             Net cash used in operating activities                        (3,269,883)          (1,801,621)             (7,706,047)
                                                                     ----------------    -----------------    --------------------
Net cash flows from investing activities:
     Proceeds from sale of building                                                -            1,265,123               1,265,123
     Purchase of fixed assets                                               (651,139)            (175,916)             (4,016,693)
                                                                     ----------------    -----------------    --------------------
             Net cash provided by (used in) investing activities            (651,139)           1,089,207              (2,751,570)
                                                                     ----------------    -----------------    --------------------
Net cash flows from financing activities:
     Proceeds from demand notes payable - related party                            -                    -                 600,000
     Proceeds from loan payable - related party                                    -                    -               1,919,490
     Repayment of loan payable - related party                                     -           (1,200,000)             (1,269,490)
     Proceeds from loan receivable                                                 -                    -                  10,000
     Cancellation of common stock                                                  -                    -                    (450)
     Proceeds from issuance of preferred stock                             3,400,000            3,000,000              10,511,143
     Capital lease obligation, net                                           (46,408)             (43,839)                 20,122
                                                                     ----------------    -----------------    --------------------
             Net cash provided by financing activities                     3,353,592            1,756,161              11,790,815
                                                                     ----------------    -----------------    --------------------
Net increase (decrease) in cash                                             (567,430)           1,043,747               1,333,198
Cash, beginning of period                                                  1,900,628              856,881                       -
                                                                     ----------------    -----------------    --------------------
Cash, end of period                                                  $     1,333,198            1,900,628               1,333,198
                                                                     ================    =================    ====================
Supplemental schedule of noncash financing activities:
     Deferred compensation from the issuance of
        stock options                                                $     6,614,455              506,625               7,121,080
     Founders' stock issued for loan receivable                                    -                    -                  10,000
     Conversion of promissory note to
         preferred stock                                                           -                    -                 400,000
                                                                     ================    =================    ====================

See accompanying notes to financial statements.

                                 GENOVO, INC.
                         (A Development State Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(1)  Organization and Business Activities

     Genovo, Inc. (A Development Stage Company) (the "Company") was incorporated on September 12, 1992 (inception) and began operations in Philadelphia, Pennsylvania in March 1993. The Company is a biotechnology company engaged in the discovery, development and commercialization of gene therapy technology and products. The Company was acquired by Targeted Genetics Corporation on September 19, 2000 (see note 12).

     The Company has licensed its core technology from certain universities and research institutions in exchange for present and future cash payments and, in certain instances, common stock. The cost of obtaining such technology has been charged to research and development expense as incurred in the accompanying statements of operations.

     The Company is currently in the development stage and is devoting substantially all of its efforts toward conducting product research, drug discovery and drug development, licensing technology, obtaining regulatory approval for products under development, negotiating strategic corporate relationships, recruiting personnel and raising capital. In the course of its activities, the Company has sustained operating losses and management expects such losses to continue for at least the next several years.

     The Company plans to finance its operations primarily with a combination of license payments, strategic research, development and marketing arrangements, advances from Targeted and the incurrence of debt through loan or credit agreements and revenues from future product sales, if any. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its planned products.

     The Company has not yet achieved profitable operations to date, and there are no assurances that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, drug development activities and clinical and pre-clinical testing and commercialization of the Company's proprietary technology will require significant future additional financing. The Company's deficit accumulated during the development stage was $15,654,674 in the aggregate, through June 30, 2000, and it expects to incur substantial and increasing losses in future periods. Further, the Company's future operations are dependent on the success of the Company's research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of the Company's proposed future products (see note 12).

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development State Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(2)  Basis of Accounting and Summary of Significant Accounting Policies

     Fixed Assets

     Equipment and furniture and fixtures is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to seven years for equipment and furniture and fixtures. Leasehold improvements are stated at cost and are amortized using the straight-line method over the estimated life of the asset or the estimated lease term, whichever is shorter. Expenditures for repairs and maintenance are expensed as incurred.

     Revenue Recognition

     Revenue from research contracts is recognized in accordance with the terms of the respective contracts and upon the satisfaction of the Company's significant obligations under such contracts. Such revenue is recognized over periods commensurate with the incurrence of related research contract costs. Amounts received that are related to future performance under such research contracts are deferred and recognized as revenue in the period when earned.

     Research and Development

     Research and development costs are expensed as incurred.

     Licensed Technology

     Costs incurred in obtaining the license rights to technology in the research and development stage are expensed as incurred and in accordance with the specific contractual terms of such license agreements.

     Stock-based Compensation

     The Company accounts for equity instruments issued to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. As such, deferred compensation is recorded to the extent that the current fair value of the underlying stock exceeds the grant or exercise price on the date of grant. Such deferred compensation is amortized over the respective vesting periods of such equity instruments. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which allows entities to continue to apply the provision of APB No. 25 for financial reporting purposes and provide pro forma net income (loss) footnote disclosure for equity instruments issued to employees made as if the fair-value based method defined in SFAS No. 123 had been applied. Transactions with non-employees, in which goods and services are the consideration received for the issuance of equity instruments, are accounted for under the fair-value based method defined in SFAS No. 123.

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development State Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


     Accounting for Income Taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


(3)  Fixed Assets

     Fixed assets is comprised of the following at June 30, 2000 and 1999:

                                          2000                 1999
                                    ----------------     ----------------
          Furniture and fixtures       $    99,767               90,535
          Equipment                      1,323,082              688,364
          Leasehold improvements            63,582                4,534
          Construction-in-progress              --               51,859
                                    ----------------     ----------------
                                         1,486,431              835,292
          Accumulated depreciation
            and amortization               697,960              430,740
                                    ----------------     ----------------
                                       $   788,471              404,552
                                    ================     ================

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development State Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(4)  Accrued Liabilities

     Accrued liabilities consist of the following at June 30, 2000 and 1999:

                                              2000               1999
                                        ---------------     --------------
          Professional fees                 $ 299,039             34,562
          Patent maintenance costs                 --            130,323
          Payroll costs                        57,870            182,025
          Research agreement costs            559,000            165,454
          Other                                28,624            109,597
                                        ---------------     --------------
                                        $     944,533            621,961
                                        ===============     ==============


(5)  Demand Notes Payable - Related Party

     In December 1994, the Company received an advance in the form of a demand note from Biogen in the amount of $400,000, which note was secured by the then outstanding shares of common stock owned by certain principals of the Company. This amount was paid in full in August 1995, in conjunction with the Master License Option and Development Agreement entered into with Biogen (see note 8).

     On August 8, 1996, the Company purchased an equitable interest in land and a building in Philadelphia from the University of Pennsylvania ("Penn") for $1,450,000. The acquisition was financed by an interest-free advance from Biogen, Inc. ("Biogen") of $1,450,000. The Company subsequently decided not to occupy the building and sold the property on March 11, 1999. During fiscal 1999, the Company repaid Biogen $1,200,000 from the proceeds received from the sale. Approximately $100,000 of the remaining $250,000 payable to Biogen was forgiven in fiscal 2000 and is recorded as other income in the accompanying statement of operations. The remaining balance is due on demand.

     In February 1998, the Company received a $250,000 loan in the form of a demand note from Biogen. In June 1998, the Company received an additional $350,000 loan in the form of a demand note from Biogen. These loans do not bear interest and are unsecured and due upon demand by Biogen. In May 2000, Biogen exchanged $100,000 in outstanding debt in consideration of a certain license granted Biogen by the Company. The forgiveness of debt has been recorded as other income in the accompanying statement of operations.


(6)  Loan Receivable - Related Party

     In January 1996 the Company loaned $50,000 to a former executive officer and stockholder of the Company for the purchase of a personal residence. This loan was repaid in fiscal 2000.

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development State Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(7)  Income Taxes

     As of June 30, 2000, the Company had available for Federal income tax purposes net operating loss carryforwards of approximately $10.5 million. Such carryforwards, which expire beginning in 2010, are available to reduce future federal taxable income, if any. The Company also has available for state income tax purposes net operating loss carryforwards of approximately $10.3 million. The state tax carryforwards, which expire beginning in 2005, are available to offset future state taxable income, if any. The Company also has research and development tax credit carryforwards of approximately $900,000, which expire beginning in 2011, available to offset future Federal income taxes.

     Based on "change in ownership" provisions of the Tax Reform Act of 1986, net operating loss carryforwards may be subject to annual limitations that could reduce the Company's ability to fully utilize these carryforwards.

     The significant components of the Company's deferred tax assets and liabilities as of June 30, 2000 and 1999 are shown below. As of June 30, 2000, a valuation allowance of $7,028,102 has been recorded to reduce the deferred tax assets to an amount which is more likely than not to be realized. The changes in the valuation allowance for 2000 and 1999 were increases of $3,697,408 and $1,018,673, respectively.

                                                      2000            1999
                                                ---------------  -------------
          Deferred tax assets:
            Net operating loss carryforwards     $  4,249,865      2,285,990
            Research and development credit           900,000        693,818
            Cash to accrual adjustment                     --        154,050
            Deferred compensation                   1,541,624             --
            Capitalized start-up costs                 27,832         55,664
            Depreciation                               15,981         11,722
            Accruals and reserves                     292,800        129,450
                                                ---------------  -------------
                                                    7,028,102      3,330,694
          Valuation allowance                      (7,028,102)    (3,330,694)
                                                ---------------  -------------
            Net deferred taxes                   $         --             --
                                                ===============  =============

   A reconciliation of the Federal statutory tax rate to the effective income tax rate is as follows:

                                               2000             1999
                                           -----------      ------------
          Federal statutory rate               34.0 %           34.0 %
          State taxes, net of Federal
            income tax benefit                  6.6              6.6
          Tax credits and other                 2.4              4.4
          Valuation allowance                 (43.0)           (45.0)
                                           -----------      ------------
                                                 --  %            -- %
                                           ===========      ============

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(8)  Licensing and Research Agreements

     University of Pennsylvania

     On August 11, 1995, the Company entered into a five-year sponsored research agreement ("SRA") with Penn pursuant to which Penn granted the Company, subject to certain limitations, an exclusive, worldwide right and license to certain technology. As consideration for this license, Penn received 93,000 shares of Class B (nonvoting) common stock with an aggregate fair market value of $279,000, which the Company charged to expense in 1996. The Company has also agreed to make sponsored research payments to Penn aggregating approximately $21.1 million over a five year period to fund the research of Dr. James M. Wilson (a significant stockholder and founder), and will reimburse Penn for certain patent-related costs and will pay future royalties on products produced by the Company, if any, relating to the licensed technology. Through June 30, 2000, approximately $21.1 million has been funded to Penn under the SRA.

     Biogen

     On August 14, 1995, the Company entered into a Master License Option and Development Agreement (the "Agreement") with Biogen pursuant to which the Company granted to Biogen an exclusive license for certain gene therapy technology related to cystic fibrosis and familial hypercholesterolemia products, and granted an option to Biogen on certain of the Company's future technology for other diseases in the liver and lung. In connection with this Agreement, Biogen acquired a 38% minority equity interest in the Company in the form of 380,000 shares of Series A Convertible Preferred Stock ("Series A").

     Pursuant to the Agreement, Biogen will pay up to approximately $36.7 million in cash to the Company over a five-year period including the equity investment of approximately $4.5 million for the 38% minority equity interest discussed above. The proceeds from the Agreement are intended to fund research and development costs, including the payments to be made by the Company to Penn pursuant to the SRA discussed above, certain costs relating to the Company's research facilities, and pilot manufacturing facility and certain start-up costs. It is anticipated that approximately $21.1 million of the Biogen funding will be used to make payments under the SRA. In fiscal 2000 the Company received $7.7 million from Biogen under the Agreement, of which approximately $4.7 million was utilized to fund the SRA in fiscal 2000. As of June 30, 2000, a total of approximately $35.8 million has been funded to the Company under the Agreement. In fiscal 2000, this Agreement was amended to extend to January 1, 2001 (see note 12).

     In July 1999, the Company issued 28,254 shares of Series A in exchange for certain technology rights. The Company recorded a $1.1 million charge, the fair value of the Series A, to research and development expense associated with this transaction in fiscal 2000.

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


     Ariad Gene Therapeutics, Inc.

     On February 14, 1998, the Company entered into a joint venture agreement with Ariad Gene Therapeutics, Inc. ("Ariad") for the purposes of further developing their respective gene expression, regulation and apoptosis and gene delivery technologies and of jointly commercializing such technologies. Costs were shared between the Company and Ariad. The agreement was terminated on February 14, 2000. During the years ended June 30, 2000 and 1999, the Company incurred $0 and $700,000, respectively, of research and development expenses under the agreement.

     Genzyme

     On August 30, 1999, the Company also entered into a Development and License Agreement with Genzyme Corporation ("Genzyme"). Under this agreement, Genovo is obligated to perform at its own cost certain research and development activities costing up to $2.9 million per year. Upon the achievement of certain regulatory milestones, Genzyme would be required to make milestone payments to the Company of up to $6.5 million in the aggregate and pay royalties to the Company on sales of products developed under the agreement. The initial term of the agreement is three years and may be cancelled by Genzyme at any time with notice. None of the aforementioned milestones were achieved in fiscal 2000.


(9)  Capital Stock and Stock Options

     In conjunction with the execution of the Agreement in August 1995, the Company effected a stock split and exchange of the then outstanding common stock of the Company whereby common stockholders received 551.83247 shares (rounded to 552 for financial reporting purposes) for each share of common stock owned.

     On March 5, 1999, the Company sold 175,000 shares of the Company's Series E Convertible Preferred Stock ("Series E") in a private placement for $3,000,000.

     On August 30, 1999, the Company sold 122,750 shares of the Company's Series F convertible preferred stock ("Series F") in a private placement for $3,400,000, in addition to granting options to purchase up to 144,404 shares on each of August 30, 2000 and 2001 for $27.70 per share, to Genzyme.

     Class A common stockholders are entitled to one vote for each share owned. The Class B and C common stockholders are not entitled to a vote, and the Class D common stockholders are entitled to 2.3 votes for each share held. 39,291 shares of Class A common stock and 29,799 shares of Class C common stock are not vested as of June 30, 2000. These shares will vest through August 14, 2000 according to the terms of the agreements. Shares of Class B, C and D common stock automatically convert into shares of Class A common stock upon the occurrence of certain events. Each share of Series A, Series E and Series F entitles the holder thereof to such number of votes per share as equals the number of shares of Class A common stock into which such shares of Series A, Series E and Series F are then convertible, respectively.

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


     In July 1998 the Company adopted the 1998 Stock Option Plan (the "Plan") which provided for the granting to employees, incentive stock options in the aggregate of 200,000 options for Company's Class A common stock, and for the granting of in the aggregate 180,000 options for Company's Class C common stock to employees, non-employee directors and consultants. In fiscal 2000, the board of directors approved an increase in the authorized number of options available for issue under the Plan to a maximum of 940,447 options in the aggregate comprised of up to 517,947 options for Class A common stock and up to 422,500 options for Class C common stock. The incentive stock options and the nonqualified options may be granted at any price as determined by the Board of Directors with the incentive stock options being granted at no less than fair market value on the date of grant. The options are generally exercisable for a period of ten years after the grant date and generally vest over a six year period.

     A summary of the activity in the Company's stock option plan for the two years ended June 30, 2000 follows:

                                                           Weighted
                                                            average
                                                           exercise
                                           Shares            price
                                       ------------     --------------
          Balance, July 1, 1998                --             $   --
              Granted                     705,557               1.00
              Forfeited                    (2,050)              1.00
                                       ------------     --------------
          Balance, June 30, 1999          703,507               1.00
              Granted                     229,984               2.72
              Forfeited                   (17,850)              1.09
                                       ------------     --------------
          Balance, June 30, 2000          915,641             $ 1.43
                                       ============     ==============

     Stock options outstanding at June 30, 2000 are as follows:

                                           Outstanding                                    Exercisable
                    -------------------------------------------------------     --------------------------------
                                             Weighted
                                              average            Weighted                              Weighted
                                             remaining            average                              average
     Exercise           Number of           contractual          exercise           Number or          exercise
       price             shares            life (years)            price             shares             price
  -------------     ---------------     ----------------      -------------     ---------------     ------------
    $   1.00             663,657                 8.95           $   1.00             139,371         $   1.00
        1.11              58,287                 9.03               1.11               3,350             1.11
        3.00             193,697                 9.66               3.00               2,500             3.00
                    ---------------     ----------------      -------------     ---------------     ------------
                         915,641                 9.11           $   1.43             145,221         $   1.04
                    ===============     ================      =============     ===============     ============


                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


     The Company applies APB Opinion No. 25 in accounting for stock options granted to employees under the Plan. The difference between the fair value for financial reporting purposes and the respective exercise prices at the grant dates has been recorded as deferred compensation of $1,305,249 and $66,075 at June 30, 2000 and 1999, respectively. The amounts are being amortized to expense over the respective vesting periods.

     During fiscal 1999, the Company granted options to a certain non-employee to purchase 411,657 shares of Class C common stock at an exercise price of $1.00 per share. These options vest over a five year period based upon future service requirements. The Company recorded deferred compensation of $440,550 based on the fair value at the grant date as determined using a Black-Scholes option pricing model. Such deferred compensation is being amortized to expense using the methodology prescribed in FASB Interpretation No. 28 over the respective vesting periods. In accordance with EITF Issue 96-18, the amount of compensation expense to be recorded in future periods related to the fiscal 1999 grants is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and risk free interest rate until the non-employee completes performance under the option agreement. Additional deferred compensation in the amount of $5,309,206 was recorded in fiscal 2000 related to the remeasurement of the fiscal 1999 grants.

     The per share weighted-average minimum value of stock options granted to employees during fiscal 2000 and 1999 was $9.64 and $0.59 per share, respectively, on the date of grant. The per share weighted-average fair value of stock options granted to non-employees during fiscal 1999 was $1.07 per share on the grant date. There were no options granted to non-employees during fiscal 2000. Such values were determined using the minimum value method for employees and the Black-Scholes option-pricing model for non-employees with the following weighted-average assumptions for both fiscal 2000 and 1999: expected dividend yield 0%; risk free interest rate of 6.25%; volatility of 0% for employees and 88% for non-employees; and an expected option life of 7 years.

     Had the Company determined compensation cost for options granted to employees based on the fair value at the grant date in accordance with the provisions of SFAS No. 123, the Company's net loss for the years ended June 30, 2000 and 1999 would have been increased to the pro forma amount indicated below:

                                         2000                  1999
                                   ----------------      ----------------
          As reported                $ (8,611,867)           (2,301,323)
                                   ================      ================
          Pro forma                  $ (8,759,436)           (2,314,873)
                                   ================      ================

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(10) Commitments

     The Company leases its facility and certain equipment under various noncancellable operating and capital leases. Rental expense charged to operations for the years ended June 30, 2000 and 1999 was approximately $345,000 and $389,000, respectively.

     At June 30, 2000, future minimum lease payments under noncancelable long-term leases are as follows:

          Fiscal                              Operating          Capital
           Year                                 leases           leases
          ------                           --------------    -------------
          2001                             $      393,573    $      20,415
          2002                                    345,995               --
          2003                                    345,575               --
          2004                                    345,575               --
          2005                                    345,575               --
          Thereafter                              143,989               --
                                           --------------    -------------
          Total minimum lease payments     $    1,920,282           20,415
                                           ==============
          Less: Interest                                               293
                                                             -------------
          Present value of future minimum
          lease payments                                            20,122
          Less: Current portion                                     20,122
                                                             -------------
          Non-current portion                                $          --
                                                             =============

     The Company has indemnified a stockholder for attorney fees related to a lawsuit against that individual up to $100,000. Approximately $14,000 of this was incurred and expensed by the Company in fiscal 2000.

                                                                     (Continued)

                                 GENOVO, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                            June 30, 2000 and 1999


(11) 401(k) Profit Sharing Plan

     In January 1997 the Company adopted a 401(k) Profit Sharing Plan. Employees who have been employed by the Company following 90 days are eligible to participate in the Plan. The Plan had been funded solely by the contributions made by participants, which are limited to the lower of 15% of employee pay or $10,500 and $10,000 in fiscal 2000 and 1999, respectively. In October 1999, the Board of Directors of the Company amended the Plan whereby the Company would match employee contributions at the rate of one dollar for every dollar of an employee contribution of up to 3% of the individual employee's annual salary in any given calendar year. The Company would then match employee contributions at the rate of fifty cents for every dollar contributed by an employee on additional employee contributions over 3% and up to 5% of the employee's annual salary in any given calendar year. Plan expenses are paid by the Company. No significant expenses were incurred in 2000 and 1999. Matching contributions during the year ended June 30, 2000 totaled $64,225.


(12) Subsequent Events

     On September 19, 2000, Targeted Genetics Corporation ("Targeted") acquired all of the outstanding preferred and common stock of the Company in exchange for Targeted common stock and all stock options to purchase Genovo common stock, with several exceptions, were converted into stock options to obtain Targeted common stock based on the exchange ratio of the transaction. Also, in connection with the transaction, the Agreement with Biogen was terminated. Targeted has agreed to fund operation of the Company, as necessary, through fiscal 2001.

     On September 17, 2000, an action was filed against the Company, the University of Pennsylvania, a stockholder of the Company and several other parties alleging that actions by the defendants caused the death of an individual who was participating as a patient in a clinical trial which was sponsored by the University of Pennsylvania.

     On October 30, 2000, the plaintiffs and the defendants reached an agreement in principle to settle the suit. The Company will contribute to the financial portion of this settlement and will seek reimbursement from their insurance carrier. Management of the Company believes that insurance proceeds will largely offset the Company's contribution to the settlement. However, it is uncertain how much, if any, will be reimbursed to the Company by the insurance carrier.

(b)  Pro Forma Financial Information


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements give effect to the merger using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on June 30, 2000. The unaudited pro forma consolidated statements of operations for the six months ending June 30, 2000 and for the year ending December 31, 1999 give effect to the merger, as if it had occurred on January 1, 1999. The historical statements of operations for Genovo have been recast to conform to our December 31 fiscal year. We expect that following the merger, we will incur additional costs in connection with integrating the operations of the two companies. These integration costs, which are not expected to be significant to the combined results of operations, are not included in the accompanying unaudited pro forma combined financial statements.

For pro forma purposes:

- We applied unaudited pro forma adjustments to the financial information we derived from our financial statements and Genovo's financial statements to account for the merger. We reflected the Genovo assets acquired and liabilities assumed at their fair values. The following pro forma financial statements are subject to further refinement, including appraisals and other analyses.

- We prepared the unaudited pro forma consolidated financial information based on the assumptions described in the accompanying notes, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed of Genovo based on preliminary estimates of their fair value. In our opinion, all adjustments necessary to fairly present these unaudited pro forma consolidated financial statements have been made, based on the proposed terms and structure of the merger.

     As a result of the merger, we recorded intangible assets related to adeno-associated virus (AAV) vector know-how, goodwill, employment agreements and assembled work force in place and a nonrecurring charge to operations for acquired in-process research and development in the amount of $28.0 million. Because the charge for acquired in-process research and development is non-recurring, we included it in the unaudited pro forma consolidated balance sheet but excluded it from the unaudited pro forma consolidated statements of operations.

     The unaudited pro forma information should be used for illustrative purposes only. We believe that the information is not necessarily indicative of the operating results or financial position that would have actually resulted if the merger had been consummated on June 30, 2000 or January 1, 1999. In addition, we do not believe that this information necessarily projects our potential operating results or financial position as of any future date or for any future period.

     You should read these unaudited pro forma consolidated financial statements and accompanying notes in conjunction with our historical financial statements and the related notes and other financial information contained elsewhere in this filing or in the documents we have filed with the SEC, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ending December 31, 1999 and our quarterly reports on Form 10-Q for the quarters ending June 30, 2000 and March 31, 2000.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                       TARGETED                          PRO FORMA                  PRO FORMA
                                       GENETICS          GENOVO         ADJUSTMENTS      NOTE 2     COMBINED
                                       ---------  --------------------  ------------  ------------  ---------
ASSETS
Current assets:
  Cash and cash equivalents........     $27,941         $  1,333          $      -                  $  29,274
  Securities available for sale....       1,532                -                 -                      1,532
  Accounts receivable..............       1,355                -                 -                      1,355
  Prepaid expenses and other.......         533               85                 -                        618
                                       ---------  --------------------  ------------                ---------
Total current assets...............      31,361            1,418                 -                     32,779
Property and equipment, net........       3,613              788                 -                      4,401
Goodwill and other purchased
  intangibles......................           -                -               605        (i)          38,886
                                                                             1,010        (ii)
                                                                            37,271        (iii)
Other assets - net.................         374              300                 -                        674
                                       ---------  --------------------  ------------                ---------
  Total assets.....................    $ 35,348          $ 2,506          $ 38,886                    $76,740
                                       =========  ====================  ============                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................    $  2,276          $   474          $  1,663        (iv)        $ 4,413
  Accrued payroll and other
     liabilities...................         723              944                 -                      1,667
  Deferred revenue.................         385                -                 -                        385
  Demand loan and notes
     payable - related party.......           -              650              (650)       (v)               -
  Current portion of long-term
     obligations...................       1,041               20                 -                      1,061
                                       ---------  --------------------  ------------                ---------
Total current liabilities..........       4,425            2,088             1,013                      7,526
Long-term obligations, less
  current portion..................       2,321                -               650        (v)           2,812
                                                                              (159)       (vi)

Stockholders' equity:
  Preferred stock..................      12,823                1                (1)       (vii)        12,823
  Common stock.....................     126,895           19,395           (19,395)       (vii)       193,025
                                                                            66,130        (viii)
  Deferred compensation............           -           (3,323)            3,323        (vii)          (301)
                                                                              (301)       (viii)
  Accumulated comprehensive loss...          (3)               -                                           (3)
  Accumulated deficit..............    (111,113)         (15,655)           15,655        (vii)      (139,142)
                                                                           (28,029)       (ix)
                                       ---------  --------------------  ------------                ---------
  Total stockholders' equity.......      28,602              418            37,382                     66,402
                                       ---------  --------------------  ------------                ---------
Total liabilities and
  stockholders' equity.............    $ 35,348          $ 2,506          $ 38,886                    $76,740
                                       =========  ====================  ============                =========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                        -------------------------------------------------------
                                        TARGETED                                      PRO FORMA
                                        GENETICS     GENOVO    ADJUSTMENTS   NOTE 2   COMBINED
                                        ---------   --------   -----------   ------   ----------
Revenue
  Collaborative agreements............    $ 3,073   $      -   $      -                $  3,073
  Collaborative agreements
     with affiliates..................        854      3,859          -                   4,713
                                          -------    -------    -------                --------
        Total revenue.................      3,927      3,859          -                   7,786
                                          -------    -------    -------                --------

Operating expenses:
  Research and development............      8,256      8,920        121        (x)       17,176
  Amortization of goodwill and other
     purchased intangibles............          -          -      2,718        (x)        2,718
  General and administrative..........      2,198      2,335        207        (x)        4,740
                                          -------    -------    -------                --------
  Total operating expenses............     10,454     11,255      3,046                  24,755
                                          -------    -------    -------                --------

Loss from operations..................     (6,527)    (7,396)    (3,046)                (16,969)
Equity in loss of joint venture.......     (1,172)         -          -                  (1,172)
Investment income.....................        679         93          -                     772
Interest expense......................       (128)         -        (14)       (x)         (142)
Other income..........................          -        201          -                     201
                                          -------    -------    -------                --------
Net loss..............................     (7,148)    (7,102)    (3,060)                (17,310)
Accretion of dividend on
  preferred stock.....................       (432)         -          -                    (432)
                                          -------    -------    -------                --------
Net loss..............................    $(7,580)   $(7,102)   $(3,060)               $(17,742)
                                          =======    =======    =======                ========
Basic and diluted net loss per
  common share........................    $ (0.21)   $(11.46)                          $  (0.43)
                                          =======    =======                           ========
Shares used in computation of basic
  and diluted net loss per share......     35,619        620                             40,870
                                          =======    =======                           ========


                                                   FOR THE YEAR ENDED DECEMBER 31, 1999
                                         -------------------------------------------------------
                                         TARGETED                                      PRO FORMA
                                         GENETICS    GENOVO     ADJUSTMENTS   NOTE 2   COMBINED
                                        ----------  --------    ------------  ------   ---------
Revenue:
  Collaborative agreements............   $  6,402   $      -   $      -                 $  6,402
  Collaborative agreements
    with affiliates...................        446      5,393          -                    5,839
                                         --------   --------    -------                 --------
        Total revenue.................      6,848      5,393          -                   12,241
                                         --------   --------    -------                 --------

Operating expenses:
  Research and development............     14,290      7,363        336         (x)       21,989
  Technology license fee..............      3,200          -          -                    3,200
  Amortization of goodwill and other
     purchased intangibles............          -          -      5,435         (x)        5,435
  General and administrative..........      3,594      3,545        621         (x)        7,760
                                         --------   --------    -------                 --------
  Total operating expenses............     21,084     10,908      6,392                   38,384
                                         --------   --------    -------                 --------

Loss from operations..................    (14,236)    (5,515)    (6,392)                 (26,143)
Equity in loss of joint venture.......    (12,610)         -          -                  (12,610)
Investment income.....................        426        146          -                      572
Interest expense......................       (235)         -        (28)        (x)         (263)
                                         --------   --------    -------                 --------
Net loss..............................    (25,655)    (5,369)    (6,420)                 (38,444)
Accretion of dividend on
  preferred stock.....................       (376)         -          -                     (376)
                                         --------   --------    -------                 --------
Net loss..............................   $(27,031)  $ (5,369)   $(6,420)                $(38,820)
                                         ========   ========    =======                 ========
Basic and diluted net loss per
  Common share........................   $  (0.84)  $  (8.66)                           $  (1.04)
                                         ========   ========                            ========
Shares used in computation of basic
  and diluted net loss per share......     32,174        620                              37,424
                                         ========    =======                            ========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     The unaudited pro forma consolidated financial statements give effect to the merger using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on June 30, 2000. The unaudited pro forma consolidated statements of operations for the six months ending June 30, 2000 and for the year ending December 31, 1999 give effect to the merger, as if it had occurred as of January 1, 1999. The unaudited pro forma consolidated financial statements do not necessarily represent what our financial position or results of operations would actually have been if the merger or acquisition had in fact occurred on such dates, and they do not necessarily project our financial position or results of operations as of any future date or for any future period.


2.   GENOVO -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) Under the terms of the merger agreement, Targeted Genetics is exchanging 1.3777253 shares of Targeted Genetics common stock for each share of Genovo common stock and common stock equivalent. In addition, Targeted Genetics is assuming all options to purchase shares of Genovo common stock outstanding at the effective time of the merger and converting them into options to purchase an aggregate of 679,444 shares of Targeted Genetics common stock at a weighted average exercise price of $1.30 per share.

     The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Genovo capital stock into 5,250,805 shares of Targeted Genetics common stock. The share amount includes 851,873 shares issued to Biogen, Inc. in exchange for Biogen releasing to Targeted Genetics its rights to certain Genovo technologies. These shares represent the negotiated value of the Genovo technology rights which were previously transferred by Genovo to Biogen. The merger consideration also includes 550,872 shares of Targeted Genetics common stock that are being held in escrow.

     Under two circumstances, subsequent to the merger of Targeted Genetics and Genovo, Targeted Genetics may issue additional shares of its common stock as merger consideration to the former Genovo common stockholders and stock-option-plan optionholders as follows:

     . Because certain Genovo licensing arrangements were unresolved at the time of the merger, Targeted Genetics and Genovo agreed to establish an escrow of 700,000 shares of potential additional merger consideration pending these resolution issues. These shares will be held in escrow for the benefit of former Genovo stockholders. All or a portion of the shares will be released to the stockholders if Targeted Genetics successfully renegotiates these license terms no later than 18 months after the merger.

     . In connection with the merger and an August 1999 collaborative research agreement between Genzyme Corporation and Genovo, Targeted Genetics assumed Genzyme's outstanding option to purchase Genovo capital stock in two tranches. Subsequent to the merger, Genzyme exercised the first option tranche to purchase 311,295 shares of Targeted Genetics common stock at $12.8495 per share. In August 2001, Genzyme may exercise the second option tranche and acquire up to an additional 311,295 shares of Targeted Genetics common stock (as successor company to Genovo) also at a price of $12.8495 per share. If at that time Genzyme should elect to purchase fewer than 311,295 shares of Targeted Genetics stock, the former Genovo shareholders and optionholders will receive shares equal to one-half the difference between the number of shares purchased by Genzyme and the 311,295 shares purchasable by Genzyme.

     The potential issuance of these escrowed shares is not included in the calculation of the purchase price as it is contingent upon future events. Upon resolution of these contingencies, Targeted Genetics will record adjustments to the Genovo purchase price.

     (b) The following table sets forth the total consideration for the merger for pro-forma purposes (in thousands):

Total consideration:
     Issuance of 5,250,805 shares of common stock         $ 58,461
     Fair value of options to purchase 1,302,034 shares
          of common stock                                    7,668
     Transaction costs                                         584
     Less: intrinsic value of unvested stock options          (301)
                                                          --------
                                                          $ 66,412
                                                          ========

     The 5,250,805 shares issued as merger consideration were valued at $11.1337 per share based on the average share price of Targeted Genetics common stock for the time period beginning four trading days before the announcement of the acquisition through four trading days after the announcement.

     The fair value of the 1,302,034 options issued as merger consideration include employee stock options to purchase 679,444 shares and Genzyme's option to purchase 622,590 shares of common stock.

     Transaction costs include attorney fees, accounting fees, valuation advisory fees and printing costs.

     The intrinsic value of certain stock options has been removed from the merger consideration computation because they vest over future service periods.

     The following table sets forth the allocation of the purchase price for pro forma purposes(in thousands):


Allocation of purchase price as of the acquisition date:
     In-process research and development                        $ 28,029
     Assembled work force                                            605
     Employment contracts                                          1,010
     Assets acquired                                               2,506
     Liabilities assumed                                          (3,168)
     Acquired AAV know-how                                        12,723
     Purchased goodwill                                           24,707
                                                                --------
                                                                $ 66,412
                                                                ========

     Targeted Genetics evaluated acquired in-process research and development (IPR&D) for the merger utilizing the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which had not reached technological feasibility at the effective time of the merger. It based the cash flow projections for revenues on estimates of growth rates and the aggregate size of the markets for each product; the probability of technical success given the stage of development at the time of acquisition; royalty rates based on prior licensing agreements; projected product sales cycles; and the estimated life of a product's underlying technology. It deducted estimated operating expenses and income taxes from estimated revenue projections to arrive at estimated after-tax cash flows. It discounted projected cash flows at rates ranging from 30% to 45%, depending on the relative risk of each in-process technology, based primarily on internal rates of return, cost of capital, rates of return for research and development and the weighted average cost of capital for Targeted Genetics at the time of the merger. Projected operating expenses include general and administrative expenses and research and development costs.

     The unaudited pro forma consolidated balance sheet reflects a noncash charge for the acquired IPR&D of approximately $28.0 million, representing the value attributed, after consultation with third-party independent appraisers, to the IPR&D efforts associated with the technology acquired in the acquisition of Genovo. Of this amount, approximately $19.6 million is related to AAV manufacturing platform projects, approximately $7.5 million is related to hyperlipidemia projects, approximately $500,000 is related to hemophilia projects, approximately $200,000 is related to lysosomal storage disorders projects and approximately $200,000 is related to glioma projects. Targeted Genetics computed the values associated with these programs based on the discounted cash flows currently expected from the technologies acquired. If Targeted Genetics does not successfully develop these projects, its business, operating results and financial condition may be adversely affected.

 . Genovo's AAV manufacturing platform projects are efforts to apply AAV as a stable gene therapy vector capable of delivering genes to a variety of dividing and nondividing cells. Genovo has identified the patient population of projects and potential partners as candidates for using its early-stage manufacturing platform to develop specific AAV vectors to deliver candidate genes. Genovo has estimated that the additional research and development costs to complete its AAV manufacturing platform projects in 2007 will be approximately $23.8 million. Additional AAV platform projects in early development stages are currently scheduled for completion by the years 2008 and 2009. As of the acquisition date, Genovo had made progress in this field in the areas of bench processes, GLP-grade processes and scale-up processes. Significant risk for the AAV manufacturing platform projects remain with respect to completing scale-up efforts and establishing, validating and commercializing GMP-grade processes.

 . Hyperlipidemia is an elevation of lipids in the bloodstream that are transported as part of large molecules called lipoproteins. Genovo's hyperlipidemia technology is targeted at patient populations requiring treatment of elevated cholesterol and patients with existing cardiovascular disease. Genovo plans to jointly develop with a partner a gene therapy product to treat hyperlipidemia. Genovo has estimated that a hyperlipidemia product using this technology will be completed in approximately 2007, at a cost of an additional $16.0 million in research and development. As of the acquisition date, Genovo had made progress in this field in the areas of discovery, research and preclinical work.

 . Lysosomal storage disorders (LSD) are a family of approximately 40 genetic diseases, each of which typically affects fewer than 5,000 to 10,000 people worldwide. These diseases are normally single-gene defects that affect the production of one or more lysosomal enzymes leading to abnormal deposits of substrates within lysosomal vacuoles. Genovo is jointly developing with a partner a gene therapy to treat LSD. Genovo has estimated the additional costs to complete its LSD technologies at $9.0 million with a targeted completion date in 2007. As of the acquisition date, Genovo had made progress in this field in the areas of discovery, research and preclinical work.

 . Genovo's glioma technology is intended to treat brain tumors in adults. These tumors, which are highly malignant, are nearly always fatal and currently have no known curative treatment. Genovo is jointly developing with a partner a gene therapy product to treat glioma. Genovo has estimated the additional costs to complete its glioma technologies at $750,000 with a targeted completion date in 2006. As of the acquisition date, Genovo had made progress in this field in the areas of discovery, research and preclinical work.

 . Hemophilia, an x-linked recessive clotting disorder caused by a mutation in one of the body's plasma proteins, results in prolonged external and/or internal bleeding. Genovo plans to jointly develop with a partner a gene therapy product to treat hemophilia. Genovo has estimated the additional costs to complete its hemophilia technologies at $12.0 million with a targeted completion date in 2009. As of the acquisition date, Genovo has made progress in this field in the areas of discovery, research and preclinical work.

     As of the date it executed the merger agreement, Targeted Genetics concluded that the technologies under development can be economically used only for their specifically intended purposes and that, once completed, the in-process technology has no alternative future use, after taking into consideration the overall objectives of the project, progress toward the objectives, and uniqueness of developments to these objectives.

     In-process research and development charges resulting from the merger have not been reflected in the pro forma consolidated statement of operations because Targeted Genetics considers them to be nonrecurring charges.

     At the time of the merger, Targeted Genetics entered into noncompete agreements with two members of the Genovo executive management team. The value of these employment contracts, $1.0 million, was computed by third-party consultants based on the present value of the incremental revenue and corresponding cash flow that could be lost in the absence of the noncompete agreements. The value of the assembled work force was calculated based on the cost approach. Under this approach, the workforce is valued by calculating the costs avoided by Targeted Genetics through obtaining a pre-existing, trained and fully efficient team rather than incurring the costs to assemble this workforce. The costs avoided include recruiting costs, loss of productivity and training.

     At the time of the merger, Targeted Genetics believed that the book value of the tangible assets purchased reflected the fair value of the assets acquired. The tangible assets purchased included leasehold improvements, laboratory equipment, office equipment and security deposits.

     Targeted Genetics recognized the liabilities assumed at book value. Genovo's liabilities at the time of the merger included routine accounts payable, accrued attorney fees, financial advisory fees and a note payable to a related party.

     Acquired AAV know-how was computed to be worth $12.7 million representing the present value of the projected earnings that will be generated by Genovo's core technology after taking into account the revenue and expenses of the technology, the relative risk of the products associated with the core technology, the contribution of other assets and an appropriate discount rate to reflect the time value of the invested capital. The remaining portion of the purchase price, $24.7 million, was attributed to goodwill.

     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on June 30, 2000, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to expense for IPR&D acquired and the elimination of Genovo's equity accounts. Also included are Targeted Genetics' transaction costs, including payments to financial advisors, independent auditors and attorneys and other related costs. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

(i) Workforce know-how acquired by Targeted Genetics valued at $605,000; four-year life.

(ii) Employment agreements acquired by Targeted Genetics valued at $1.0 million; two-year life.

(iii) Goodwill and AAV know-how acquired by Targeted Genetics, valued at $24.7 million and $12.7 million, respectively; seven-year life.

(iv) Transaction costs associated with the merger of $584,000 and liabilities assumed of $1.1 million.

(v) Demand notes and loans payable assumed by Targeted Genetics have been converted to long-term obligations.

(vi) Discount for imputed interest on the long-term obligations assumed by Targeted Genetics.

(vii) Elimination of Genovo equity accounts.

(viii) Issuance of Targeted Genetics common stock, par value $0.01, as discussed in subsection 2(a) and 2(b) above.

(ix) Write-off of acquired IPR&D.

(x) Amortization of compensatory stock options, acquired goodwill, AAV know-how, work force and debt discount for the periods indicated in 2(c)(i-viii) above (in thousands):

                                              Six
                                            Months     Year
                                             Ended     Ended
                                           6/30/00   12/31/99
                                           --------- --------
Research and development portion of -
  Compensatory stock options               $       -   $   93
  Assembled work force                            69      138
  Employment contracts                            52      105
                                           ---------   ------
                                           $     121   $  336
                                           =========   ======

Amortization of purchased goodwill
  and AAV know-how                         $   2,718   $5,435
                                           =========   ======

General and administrative portion of -
  Compensatory stock options               $       -   $  208
  Assembled work force                           200      400
  Employment contracts                             7       13
                                           ---------   ------
                                           $     207   $  621
                                           =========   ======

Amortization of imputed discount on
  assumed liabilities                      $      14   $   28
                                           =========   ======

3. GENOVO -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The pro forma combined share and net loss per share data was prepared using an exchange ratio of 1.3777253 Targeted Genetics common shares for each share of Genovo common stock and common stock equivalents and the assumed issuance of 5,250,805 shares of Targeted Genetics common stock on January 1, 2000 as described in Note 2 above.


4. UNAUDITED PRO FORMA EFFECT ON CONSOLIDATED NET INCOME FOR EACH OF THE NEXT FIVE YEARS

     The proforma amortization of acquired goodwill, AAV know-how, work force and debt discount will result in charges to pretax income as follows: $6.1 million in the year ending December 31, 2001; $6.0 million in the year ending December 31, 2002; $5.6 million in the year ending December 31, 2003; $5.6 million in the year ending December 31, 2004 and $5.5 million in the year ending December 31, 2005.

5.   CALCULATION OF PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

     Pro forma basic and diluted net loss per share amounts for the year ending December 31, 1999 and the six-month period ending June 30, 2000 are based on the historical weighted-average number of shares of Targeted Genetics common stock outstanding, adjusted to reflect the issuance, as of January 1, 1999, of 5,250,805 shares of Targeted Genetics common stock. The impact of outstanding options, including Genovo options assumed, is not included in the calculation of basic and diluted net loss per share because the effect would be antidilutive. The impact on the number of shares issued as consideration in connection with the Genovo acquisition as a result of any purchase price adjustments or any adjustments to the Genovo acquisition consideration as a result of Genzyme's election not to fully exercise its option in August 2001 have not been included in these amounts because they cannot be predicted.


c)   Exhibits.

Exhibit No.
    2.1        Agreement and Plan of Merger dated August 8, 2000, by and among
               Targeted Genetics, Genovo, Inc., TGC Acquisition Corporation and
               Biogen, Inc. (incorporated by reference to Targeted Genetics'
               Current Report on Form 8-K, filed August 23, 2000).*

   23.1        Consent of KPMG, independent auditors

   ---------
   *           Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC. The omitted portions have been filed separately with the SEC.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TARGETED GENETICS CORPORATION


Date:  November 9, 2000                By: /s/ James A. Johnson
                                           -------------------------------------
                                           James A. Johnson
                                           Chief Financial Officer

                               INDEX TO EXHIBITS

Exhibit
Number   Description
-------  -----------
  2.1    Agreement and Plan of Merger dated as of August 8, 2000, by and among
         Targeted Genetics Corporation, TGC Acquisition Corporation, Genovo,
         Inc. and Biogen, Inc. (incorporated by reference of Exhibit 2.1 to
         Targeted Genetics' Current Report on Form 8-K, filed with the SEC on
         August 23, 2000).*

 23.1    Consent of KPMG, independent auditors

_______
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC. The omitted portions have been filed separately with the SEC.